                           OFFER TO PURCHASE FOR CASH

                 UP TO 13,500,000 CLASS A TRANSFERABLE WARRANTS
                                      AND

           ANY AND ALL OUTSTANDING CLASS B NON-TRANSFERABLE WARRANTS
                                       OF

                       ENDO PHARMACEUTICALS HOLDINGS INC.
                                       AT

                             $0.75 NET PER WARRANT
                              THE OFFER IS MADE BY

                       ENDO PHARMACEUTICALS HOLDINGS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 14, 2002, UNLESS THE OFFER IS EXTENDED.

                                   IMPORTANT

    The Company is offering to purchase from the holders thereof up to 13,500,000 Class A Transferable Warrants (the "Class A Warrants") and any and all outstanding Class B Non-Transferable Warrants (the "Class B Warrants"), upon the terms and subject to the conditions contained herein, including the proration provisions. We refer to the Class A Warrants and the Class B Warrants collectively as the "Warrants." Each Warrant will become exercisable to purchase a specified amount of common stock of the Company at a price of $0.01 per share if the Company obtains FDA approval of its development-stage drug MorphiDex(R) on or before March 31, 2003.

    Any holder who desires to tender all or a portion of his or her Warrants should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such holder's signature thereon guaranteed (if required by Instruction 3 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Warrants (as defined below) along with the Letter of Transmittal to the Depositary or, in the case of uncertificated Class A Warrants, tender such Warrants pursuant to the procedures for book-entry transfer set forth in "The Offer -- Procedures for Tendering Warrants" or (ii) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Warrant holder. Any holder whose Class A Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Warrants. All questions as to the validity, form, eligibility and acceptance for payment of any tendered Warrants pursuant to any of the procedures described in this Offer to Purchase will be determined by the Company, in its sole discretion; the Company's determination will be final and binding.

    ANY HOLDER OF WARRANTS WHO DESIRES TO TENDER HIS OR HER WARRANTS AND WHOSE CERTIFICATES EVIDENCING SUCH WARRANTS ARE NOT IMMEDIATELY AVAILABLE, OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH WARRANTS BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE OFFER -- PROCEDURES FOR TENDERING WARRANTS."

    Any tendered Warrants not purchased for any reason, including because of the proration provisions described herein, will be returned to the tendering holders at the Company's expense as promptly as practicable after the expiration of the Offer. See "The Offer -- Number of Warrants; Proration."

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to MacKenzie Partners, Inc. (the "Information Agent") at its addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Warrant holders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

    The Offer is not conditioned upon any minimum number of Warrants being tendered. However, the Offer is subject to certain conditions. See "The Offer -- Conditions to the Offer."

    THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY HOLDER OF WARRANTS SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH HOLDER OR MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. MESSRS. HYATT, KIMMEL AND LYLE, FORMER ALGOS STOCKHOLDERS WHO ARE MEMBERS OF OUR BOARD OF DIRECTORS, MAY BE DEEMED TO BENEFICIALLY OWN IN THE AGGREGATE APPROXIMATELY 24% OF THE ISSUED AND OUTSTANDING CLASS A WARRANTS. SUCH INDIVIDUALS HAVE INDICATED THAT THEY DO NOT INTEND TO TENDER ANY OF SUCH WARRANTS IN THE OFFER, OTHER THAN APPROXIMATELY 55,000 CLASS A WARRANTS OVER WHICH MR. KIMMEL, IN HIS CAPACITY AS TRUSTEE OF A TRUST FOR THE BENEFIT OF MR. HYATT'S CHILDREN, EXERCISES DISPOSITIVE AND VOTING POWER AND WITH RESPECT TO WHICH HE AND HIS FAMILY MEMBERS DISCLAIM BENEFICIAL OWNERSHIP. SEE "SPECIAL FACTORS TO CONSIDER -- BENEFICIAL OWNERSHIP OF SECURITIES AND PRESENT INTENTIONS WITH RESPECT TO THE OFFER."

    THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                            MACKENZIE PARTNERS, INC.
December 5, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
SPECIAL FACTORS TO CONSIDER
  Background................................................    6
  Purpose and Structure of the Offer........................    8
  Interests of Certain Persons in the Transactions..........    9
  Beneficial Ownership of Company Securities and Present
     Intentions with respect to the Offer...................    9
  Transactions in the Warrants..............................   13
  Transactions and Arrangements Concerning the Company's
     Securities.............................................   13
  Certain Federal Income Tax Consequences...................   15
  Financing of the Offer....................................   16
  Certain Possible Effects of the Offer.....................   16
THE OFFER
  Terms of the Offer........................................   18
  Number of Warrants; Proration.............................   19
  Acceptance for Payment and Payment for Warrants...........   20
  Procedures for Tendering Warrants.........................   20
  Withdrawal Rights.........................................   23
  Price Range of the Warrants...............................   24
  Effect of the Offer on the Market for the Warrants........   24
  Certain Information Concerning the Company................   24
  Conditions to the Offer...................................   25
  Certain Legal Matters.....................................   26
  Persons Retained or Compensated in Connection with the
     Offer..................................................   26
  Miscellaneous.............................................   27

                               SUMMARY TERM SHEET

     Endo Pharmaceuticals Holdings Inc. (the "Company") is offering to purchase up to 13,500,000 of the outstanding Class A Transferable Warrants (the "Class A Warrants") and any and all outstanding Class B Non-Transferable Warrants (the "Class B Warrants" and, collectively with the Class A Warrants, the "Warrants") of the Company at a price of $0.75 per Warrant in cash. The following are some of the questions that you, as a holder of Warrants of the Company, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal, which together constitute the "Offer."

WHO IS OFFERING TO BUY MY SECURITIES?

     This Offer to Purchase up to 13,500,000 outstanding Class A Warrants and any and all outstanding Class B Warrants is being made by the Company.

     The Company is a specialty pharmaceutical company with market leadership in pain management. The Company's portfolio of branded products includes established brand names such as Percocet(R), Lidoderm(R), Percodan(R) and Zydone(R). The Company is also active in the development of new products to address acute, chronic and neuropathic pain conditions by treating moderate-to-severe pain. The products in development include MorphiDex(R), a patented combination of morphine and the NMDA (N-methyl-D-aspartate) receptor antagonist, dextromethorphan, which is currently in Phase III clinical trials. The Company is headquartered in Chadds Ford, Pennsylvania.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     The Company is seeking to purchase up to 13,500,000 of the outstanding Class A Warrants and any and all outstanding Class B Warrants. If fewer Class A Warrants than the Company is seeking to purchase are properly tendered, all properly tendered Class A Warrants will be purchased.

     Each Warrant will become exercisable to purchase a specified amount of common stock of the Company at a price of $0.01 per share if we obtain U.S. Food and Drug Administration (the "FDA") approval of our drug MorphiDex(R) on or before March 31, 2003. If the Warrants become exercisable at all, the number of shares into which the Warrants become exercisable depends upon when such approval is obtained and ranges from .263158 shares to 1.153846 shares per Warrant. The terms of the Class A Warrants and the Class B Warrants are identical, except that the Class B Warrants are not freely transferable and have not been listed on the Nasdaq National Market.

     As of December 3, 2001, there were 17,576,424 Class A Warrants outstanding and 26,975 Class B Warrants outstanding. The Company is offering to purchase approximately 77% of its outstanding Class A Warrants and 100% of its outstanding Class B Warrants. All Warrants that are purchased in the Offer will be cancelled.

     If you own any of these Warrants and have not yet received the materials relating to the tender offer, please call MacKenzie Partners, Inc., the Information Agent for the tender offer, at (212) 929-5500 or toll free at (800) 322-2885.

WILL THE COMPANY BUY ALL OF MY WARRANTS IF I TENDER THEM?

     Upon the terms and subject to the conditions of this Offer, the Company will accept up to 13,500,000 Class A Warrants and any and all Class B Warrants properly tendered in the Offer. If more than 13,500,000 Class A Warrants are properly tendered, and the other conditions to the Offer are satisfied, we will accept properly tendered Class A Warrants on a pro rata basis based on the total number of Class A Warrants tendered. Therefore, if you own Class A Warrants, the number of Class A Warrants properly tendered by you that the Company will purchase will depend on the total number of Class A Warrants tendered in the Offer. We will announce the preliminary results of any proration by press release as promptly as practicable after the scheduled expiration date of the Offer. We expect to announce the final results of any proration approximately seven to ten days after the scheduled expiration of the Offer. Class B Warrants that are tendered in the Offer will not be subject to proration.

IS THERE A MINIMUM NUMBER OF WARRANTS THAT MUST BE TENDERED IN ORDER FOR THE COMPANY TO PURCHASE ANY WARRANTS?

     No. There is no minimum amount that must be tendered either by a holder or by all the holders. We will purchase all validly tendered Warrants that are not withdrawn, subject to a limit of 13,500,000 Class A Warrants.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $0.75 per Warrant, net to you in cash. If you tender your Warrants to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. The Company will use cash on hand to finance the purchase of your Warrants. The Offer is not contingent on the Company obtaining any financing.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on January 14, 2002 to decide whether to tender your Warrants in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase.

CAN THE AMOUNT OF TIME THE OFFER IS OPEN BE EXTENDED?

     Subject to the terms of the Offer, which are set forth in this document, we can extend the amount of time the Offer is open.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If the Company extends the Offer, it will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The Offer is not subject to any financing condition. However, the Offer is contingent on the absence of any governmental proceeding, order or law challenging, enjoining or limiting the Offer or the acquisition by the Company of the Warrants pursuant to the Offer and on certain other conditions described under "The Offer -- Conditions to the Offer" on page 25 of this document. The conditions may be waived by the Company in its sole discretion.

HOW DO I TENDER MY WARRANTS?

     If you hold your Warrants in your own name, you tender your Warrants by:

     - completing the enclosed Letter of Transmittal; and

     - delivering the certificates representing your Warrants, together with the completed Letter of Transmittal, to The Bank of New York, the Depositary, in the enclosed envelope not later than the time the Offer expires.

     If your Warrants are held in "street name" (that is, through a broker, dealer or other nominee), the Warrants can be tendered by your nominee through The Depository Trust Company.

     If you cannot get the documentation that is required to the Depositary before the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution to guarantee that the missing items will be received by the Depositary within three Nasdaq National Market trading days. However, the Depositary must receive the missing items within that three-day trading period.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED WARRANTS?

     You can withdraw previously tendered Warrants at any time until the Offer has expired and, if we have not agreed to accept your Warrants for payment by February 11, 2002, you can withdraw them at any time after such time until we do accept your Warrants for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED WARRANTS?

     To withdraw Warrants, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Warrants.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of the Company has approved, and authorized the Company to conduct the Offer. However, it makes no recommendation as to whether you should tender any or all of your Warrants pursuant to the Offer. Each holder must make his, her or its own decision whether to tender Warrants and, if so, how many Warrants to tender.

WHY IS THE COMPANY MAKING THE OFFER?

     The Offer has two principal purposes: first, to benefit the holders of our common stock (and holders of untendered Warrants if such Warrants subsequently become exercisable) by providing protection against the dilutive effect of the Warrants should they become exercisable; and second, to offer Warrant holders the ability to obtain a premium to the current market price for the Class A Warrants that are listed on the Nasdaq National Market, and, in the case of holders of Class B Warrants, to obtain liquidity for their non-transferable Warrants. In addition, the Company also believes that the Offer will simplify the ability of the Company and third parties to value the Company on a per-share basis by reducing the impact of, and uncertainty created by, the outstanding Warrants.

DOES THE COMPANY THINK THAT MORPHIDEX(R) WILL BE APPROVED ON OR BEFORE MARCH 31, 2003? IF SO, WHEN?

     Before obtaining regulatory approval to market MorphiDex(R), the Company must demonstrate through preclinical studies and clinical trials that the product is safe and effective for its intended use, and it must submit an application to the FDA. Following receipt in August 1999 of a "not-approvable" letter from the FDA in response to the initial new drug application for MorphiDex(R), and in response to a meeting with the FDA in September 2000, the Company has initiated three chronic multiple dosing studies of MorphiDex(R). If successful, these studies will complement the already successful pivotal chronic multiple dosing study previously submitted to the FDA and will provide the data necessary for the commercial optimization of the product. MorphiDex(R) is presently in Phase III, the final stage of clinical trials, and the Company anticipates that, after receiving and analyzing the results of the studies discussed above, it will be in a position to file a re-application with FDA in mid-2002. Based on guidelines contained in the Prescription Drug User Fee Act of 1992, the Company anticipates that the FDA will respond to such filing within six months of its acceptance. However, the Company cannot predict when or if MorphiDex(R) will be approved or, if it is approved, whether such approval can be obtained on or before March 31, 2003, the date on which the Warrants would become void absent such approval.

DOES THE OFFER RELATE TO THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK?

     No. The Offer relates solely to the Class A Transferable Warrants and Class B Non-Transferable Warrants that have been issued by the Company. The Offer does not relate to any other securities that have been issued by the Company, including our outstanding shares of common stock. The Company's common stock, and any untendered Class A Warrants, will continue to be publicly traded through the Nasdaq National Market after the Offer is completed.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY WARRANTS?

     The terms of the Warrants will remain unchanged, and Warrants that are not tendered will continue to have the same rights and privileges as before commencement of the Offer. Accordingly, if the FDA approves MorphiDex(R) at any time on or before March 31, 2003, all untendered Warrants will become exercisable for the same amount of common stock for which they are now exercisable. If the FDA does not approve MorphiDex(R) on or before March 31, 2003, the Warrants will become void, and all rights in respect of the Warrants will cease.

     The Company intends to maintain registration of the Class A Warrants with the Securities and Exchange Commission and to maintain listing of the Class A Warrants on the Nasdaq National Market following the Offer. However, although Class A Warrants will remain listed, the reduction in the number of Class A Warrants that might otherwise trade publicly may have an adverse effect on the market price for, and liquidity of, the Class A Warrants. The Class B Warrants are not presently transferable and, accordingly, are not registered or listed. Untendered Class B Warrants will remain subject to restrictions on transferability after the Offer.

WHAT IS THE MARKET VALUE OF MY WARRANTS AS OF A RECENT DATE?

     On December 4, 2001, the last trading day before we announced the commencement of the Offer, the last sale price of the Class A Warrants reported on the Nasdaq National Market was $0.27 per Class A Warrant. There is no active trading market for the Class B Warrants. We advise you to obtain a recent quotation for the Class A Warrants in connection with deciding whether to tender your Warrants. The ticker symbol for the Class A Warrants is "ENDPW."

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING WARRANTS?

     The receipt of cash for Warrants pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. Although the matter is not free from doubt, a Warrant holder who receives cash in exchange for tendered Warrants should recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Warrants purchased in the Offer. See "Special Factors to Consider -- Certain Federal Income Tax Consequences."

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc., the Information Agent, at (212) 929-5500 or toll free at (800) 322-2885.

To the Holders of Class A Transferable and Class B Non-Transferable Warrants of Endo Pharmaceuticals Holdings Inc.:

                                  INTRODUCTION

     Endo Pharmaceuticals Holdings Inc. ("we" or the "Company") hereby offers to purchase up to 13,500,000 of the Company's outstanding Class A Transferable Warrants (the "Class A Warrants") and any and all of the Company's outstanding Class B Non-Transferable Warrants (the "Class B Warrants", and, collectively with the Class A Warrants, the "Warrants"), at a price of $0.75 per Warrant, net to the seller in cash, without interest thereon (such amount, or any greater amount per Warrant paid pursuant to the Offer, being referred to herein as the "Per Warrant Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). The Offer is a tender offer by the Company to purchase at the Per Warrant Amount up to 13,500,000 Class A Warrants and any and all Class B Warrants tendered pursuant to the Offer, with the Company agreeing to pay for and purchase up to such amount of each class of Warrants tendered pursuant to the Offer, subject to the conditions of the Offer, including the proration provisions described herein. Any properly tendered Warrants not purchased because of the proration provisions of the Offer will be returned to the tendering holder at the Company's expense. See "The Offer -- Terms of the Offer."

     The Offer relates solely to the Class A Warrants and the Class B Warrants that were initially issued by the Company in July 2000 to stockholders of Algos Pharmaceutical Corporation in connection with the acquisition of Algos by the Company. It does not relate to the warrants that were issued substantially to Endo Pharma LLC in connection with the Algos acquisition (the "Endo Warrants"), nor to any other securities issued by the Company.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED, AND AUTHORIZED THE COMPANY TO CONDUCT, THE OFFER. HOWEVER, THE BOARD DOES NOT MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER YOUR WARRANTS PURSUANT TO THE OFFER, AND NEITHER THE BOARD NOR THE COMPANY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER YOU SHOULD TENDER YOUR WARRANTS PURSUANT TO THE OFFER. MESSRS. HYATT, KIMMEL AND LYLE, FORMER ALGOS STOCKHOLDERS WHO ARE MEMBERS OF OUR BOARD OF DIRECTORS, MAY BE DEEMED TO BENEFICIALLY OWN IN THE AGGREGATE APPROXIMATELY 24% OF THE ISSUED AND OUTSTANDING CLASS A WARRANTS. SUCH INDIVIDUALS HAVE INDICATED THAT THEY DO NOT INTEND TO TENDER ANY OF SUCH WARRANTS IN THE OFFER, OTHER THAN APPROXIMATELY 55,000 CLASS A WARRANTS OVER WHICH MR. KIMMEL, IN HIS CAPACITY AS TRUSTEE OF A TRUST FOR THE BENEFIT OF MR. HYATT'S CHILDREN, EXERCISES DISPOSITIVE AND VOTING POWER AND WITH RESPECT TO WHICH HE AND HIS FAMILY MEMBERS DISCLAIM BENEFICIAL OWNERSHIP. SEE "SPECIAL FACTORS TO CONSIDER -- BENEFICIAL OWNERSHIP OF COMPANY SECURITIES AND PRESENT INTENTIONS WITH RESPECT TO THE OFFER."

     Tendering Warrant holders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 5 of the Letter of Transmittal, transfer taxes on the transfer and sale of Warrants pursuant to the Offer. The Company will pay all fees and expenses of The Bank of New York, which is acting as the depositary (the "Depositary") and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. See "The Offer -- Persons Retained or Compensated in Connection with the Offer."

     As of December 3, 2001 there were 17,576,424 Class A Warrants issued and outstanding, and 154 holders of record of the issued and outstanding Class A Warrants. As of December 3, 2001, there were 26,975 Class B Warrants issued and outstanding, and 34 holders of record of the issued and outstanding Class B Warrants. The Company is offering to purchase approximately 77% of the outstanding Class A Warrants and 100% of the outstanding Class B Warrants.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                          SPECIAL FACTORS TO CONSIDER

BACKGROUND

     In July 2000, the Company completed its acquisition of Algos Pharmaceutical Corporation. Prior to the acquisition, Algos developed proprietary pain management products, combining existing analgesics, drugs designed to reduce or eliminate pain, with NMDA-receptor antagonist drugs, drugs that block a specific type of pain receptor in human cells, in an attempt to improve the pain relief efficacy of existing drugs such as morphine. At the time of the acquisition, one of the drugs under development at Algos was MorphiDex(R), a patented combination of morphine and the NMDA-receptor antagonist dextromethorphan.

     In connection with the acquisition of Algos, we issued two types of warrants to acquire our common stock. One type of warrant was issued to persons that held Algos shares prior to the acquisition. This first type of warrant was issued in two classes: Class A Transferable Warrants and Class B Non-Transferable Warrants. The Class A Warrants and the Class B Warrants are the subject of the Offer. Substantially all of the second type of warrant, which we refer to as the Endo Warrants, were issued to, and continue to be substantially held by, Endo Pharma LLC, our controlling stockholder. The Endo Warrants are not the subject of the Offer and the Company is not offering to purchase the Endo Warrants. See "Special Factors to Consider -- Beneficial Ownership of Company Securities and Present Intentions with respect to the Offer."

     The exercisability of all of these warrants, and in the case of the Class A Warrants and the Class B Warrants, the amount of common stock into which the Warrants are exercisable, depends on whether and when the FDA approves MorphiDex(R) for the treatment of one or more pain indications. The following table shows the amount of common stock into which the Warrants are exercisable on or prior to December 31, 2002:

                                                               AGGREGATE NUMBER OF SHARES
                                                               ISSUABLE UPON EXERCISE OF
                                                                  CLASS A WARRANTS AND
                                                                    CLASS B WARRANTS
                                                               --------------------------
The FDA approves MorphiDex(R) on or before March 31, 2002
  (i.e., each Class A Warrant or Class B Warrant is
  exercisable for 1.153846 shares of common stock)..........           20,575,507
The FDA approves MorphiDex(R) after March 31, 2002 and on or before September 30, 2002 (i.e., each Class A Warrant or
  Class B Warrant is exercisable for 0.633803 shares of
  common stock).............................................           11,302,039
The FDA approves MorphiDex(R) after September 30, 2002 and
  on or before December 31, 2002 (i.e., each Class A Warrant or Class B Warrant is exercisable for 0.263158 shares of
  common stock).............................................            4,692,659

If the FDA has not approved MorphiDex(R) on or before December 31, 2002, the Endo Warrants become exercisable and will have a dilutive effect even if the Class A Warrants and the Class B Warrants become exercisable. The number of shares into which the Warrants and the Endo Warrants would be exercisable after December 31, 2002 are set forth in the following table:

                                                            AGGREGATE NUMBER OF SHARES
                                                             ISSUABLE UPON EXERCISE OF
                                                           -----------------------------
                                                           CLASS A WARRANTS
                                                                 AND             ENDO
                                                           CLASS B WARRANTS    WARRANTS
                                                           ----------------   ----------
The FDA approves MorphiDex(R) after December 31, 2002,
  and on or before March 31, 2003 (i.e., each Class A
  Warrant or Class B Warrant is exercisable for 0.263158
  shares of common stock)................................     4,692,659       29,720,177
The FDA does not approve MorphiDex(R) on or before March
  31, 2003...............................................            --       29,720,177

     Accordingly, if the FDA approves MorphiDex(R) at any time on or before March 31, 2003, the Class A Warrants and the Class B Warrants would become exercisable, thereby diluting the ownership of the Company's common stockholders, including Endo Pharma LLC, the Company's controlling stockholder. Any delay in the approval of MorphiDex(R) beyond December 31, 2002 would result in our controlling stockholder holding a larger stake in the Company than it would otherwise hold. If the FDA does not approve MorphiDex(R) on or before March 31, 2003, the Class A Warrants and the Class B Warrants will become void, and all rights in respect of those Warrants will cease, while the Endo Warrants will remain exercisable for an aggregate of 29,720,177 shares.

     The holders of the Endo Warrants and the holders of the Class A Warrants and the Class B Warrants have conflicting interests with respect to the timing of the approval of MorphiDex(R). However, Endo has agreed to use its reasonable efforts to continue to process the FDA application for MorphiDex(R) in a timely fashion.

     A new drug application (an "NDA") was submitted to the FDA by Algos for MorphiDex(R) in August 1998. In August 1999, a "not-approvable" letter was received from the FDA by Algos. A not-approvable letter is issued by the FDA for various reasons and outlines deficiencies that must be corrected prior to approval. In December 1999, certain representatives of Algos met with the FDA to discuss the "not-approvable" letter and to clarify the FDA's concerns about MorphiDex(R). On July 17, 2000, Endo merged with Algos, thereby acquiring MorphiDex(R).

     Before obtaining regulatory approval to market MorphiDex(R), we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for its intended use. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials. A failure to demonstrate safety and/or efficacy would result in our failure to obtain regulatory approval to market MorphiDex(R). In addition, a number of factors, including slow patient enrollment in the clinical studies, could delay the completion of clinical studies, and, if so, could delay regulatory approval of MorphiDex(R).

     On September 25, 2000, Endo met with the FDA to reach agreement on the additional information that the Company would need to submit to obtain timely approval of MorphiDex(R). At that meeting, the FDA requested, among other things, the submission of a second pivotal chronic multiple dosing study to support the intended indication of MorphiDex(R). We have initiated three chronic multiple dosing studies of MorphiDex(R). If successful, these studies will complement the already successful pivotal chronic multiple dosing study previously submitted to the FDA and will provide the data necessary for the commercial optimization of the product.

     MorphiDex(R) is presently in Phase III, the final stage of clinical trials, and the Company anticipates that, after it receives and analyzes the results of the studies discussed above, it will be in a position to file a re-application with the FDA in mid-2002. Under the guidelines included in the Prescription Drug User Fee Act of 1992, as amended, the Company anticipates that the FDA will respond to such filing within six months of its acceptance thereof. Therefore, the Company believes that it is highly unlikely that the Warrants will become exercisable before March 31, 2002; further, unless the FDA responds to the Company's anticipated re-application in significantly less than six months from the date of its acceptance, it is unlikely that the Warrants will become exercisable before September 30, 2002. Nevertheless, the Company cannot predict when or if MorphiDex(R) will be approved or, if it is approved, whether such approval can be obtained on or before the date on which the Warrants would become void.

     If approval can be obtained, the Company believes that MorphiDex(R) could compete in the $2 billion severe pain market and that its marketing and sale may result in a significant increase in the Company's revenues and net income. Consequently, the approval or anticipated approval of MorphiDex(R) may result in a significant increase in the trading price of the Company's common stock. If such approval is obtained on or before March 31, 2003, holders of untendered Warrants will be able to exercise their Warrants and obtain shares of common stock, ranging in amount from 0.263158 shares to 1.153846 shares per Warrant, depending upon when such approval is obtained. If such approval is obtained after March 31, 2003, the Warrants will become void and expire for no value.

     The Company's Board has approved, and authorized the Company to conduct, the Offer in order to provide the holders of the Company's common stock (and holders of untendered Warrants, if such Warrants subsequently become exercisable) protection against the dilutive effect of the Warrants should they become exercisable. The Board also desires to offer Warrant holders the ability to obtain a premium to the current market price for the Class A Warrants that are listed on the Nasdaq National Market, and, in the case of holders of Class B Warrants, to obtain liquidity for their non-transferable Warrants. In addition, the Board believes that the Offer will simplify the ability of the Company and third parties to value the Company on a per-share basis by reducing the impact of, and uncertainty created by, the outstanding Warrants. HOWEVER, THE BOARD OF DIRECTORS OF THE COMPANY MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY OR ALL OF YOUR WARRANTS PURSUANT TO THE OFFER.

PURPOSE AND STRUCTURE OF THE OFFER

     The Offer has two principal purposes: first, to benefit the holders of our common stock (and holders of untendered Warrants if such Warrants subsequently become exercisable) by providing protection against the dilutive effect of the Warrants should they become exercisable; and second, to offer Warrant holders the ability to obtain a premium to the current market price for the Class A Warrants that are listed on the Nasdaq National Market, and, in the case of holders of Class B Warrants, to obtain liquidity for their non-transferable Warrants. In addition, the Company also believes that the Offer will simplify the ability of the Company and third parties to value the Company on a per-share basis by reducing the impact of, and uncertainty created by, the outstanding Warrants. The Warrants acquired by the Company pursuant to the Offer will be cancelled.

     The Offer seeks to provide protection against the potential dilutive effect of the Warrants. As of December 3, 2001, there were 17,576,424 Class A Warrants, 26,975 Class B Warrants and 102,063,950 shares of the Company's common stock issued and outstanding. The exercisability of the Warrants, and the number of shares of Common Stock into which the Warrants are exercisable, depends on whether and when the FDA approves MorphiDex(R). By their terms, the Warrants can become exercisable for as many as 20,575,507 shares of common stock if MorphiDex(R) is approved on or before March 31, 2002. However, the Company anticipates that, after it receives and analyzes the results of ongoing studies, it will only be in a position to file a re-application with the FDA in mid-2002, and further anticipates, based upon guidelines included in the Prescription Drug User Free Act of 1992, that the FDA will respond to such filing within six months of its acceptance. Therefore, the Company believes that it is highly unlikely that the Warrants will become exercisable before March 31, 2002; further, unless the FDA responds to the Company's anticipated re-application in significantly less than six months from the date of its acceptance, it is unlikely that the Warrants will become exercisable before September 30, 2002. See "-- Background."

     In the event that MorphiDex(R) is approved on or before March 31, 2003, the outstanding Class A and Class B Warrants can become exercisable for shares of common stock ranging, in the aggregate, from 20,575,507 to 4,692,659, depending upon the timing of such approval. Although the high end of this range is highly unlikely to be achieved for the reasons discussed above, the 20,575,507 shares issuable upon exercise of the Warrants if MorphiDex(R) is approved on or before March 31, 2002 would represent (excluding the effect of the exercise or conversion of the Company's other outstanding options and warrants) approximately 17% of the currently issued and outstanding common stock of the Company. In the event that MorphiDex(R) is approved after March 31, 2002 and on or before September 30, 2002, the 11,302,039 shares issuable upon conversion of the Warrants would represent (excluding the effect of the exercise or conversion of the Company's other outstanding options and warrants) approximately 10% of the currently issued and outstanding common stock of the Company. In the event MorphiDex(R) is approved after September 30, 2002 and on or before March 31, 2003, the 4,692,659 shares issuable upon exercise of the Warrants would represent (excluding the effect of the exercise or conversion of the Company's other outstanding options and warrants) approximately 4% of the currently issued and outstanding common stock of the Company. Thus, if MorphiDex(R) is approved at any time on or before March 31, 2003, the aggregate percentage of shares issuable upon exercise of the Warrants represents a significant potential dilution of the common stock currently outstanding. Therefore, the Company is making the Offer to eliminate the potential dilutive effect to the Company's common stockholders (and holders of untendered Warrants, if such Warrants subsequently become exercisable) that would occur if the Warrants became exercisable, and were exercised, by the holders thereof.

     The Offer also seeks to offer Warrant holders the ability to obtain a premium to the current market price for the Class A Warrants that are listed on the Nasdaq National Market, and, in the case of holders of Class B

Warrants, to obtain liquidity for their non-transferable Warrants. The public trading market for the Class A Warrants has been characterized by low trading volume. For these reasons, and because of the other factors described in this Offer to Purchase, the Company is making the Offer to provide the holders of the Warrants who want liquidity for their Warrants a price above the recent market prices for the Class A Warrants.

     The Company has structured the Offer as a cash tender offer in order to effect a prompt and orderly transfer of ownership of the Warrants from the holders of the Warrants to the Company, with prompt delivery of cash to all tendering Warrant holders.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Certain members of our Board of Directors, and persons or entities affiliated with such directors, are holders of record of Warrants. The table in the section entitled "-- Beneficial Ownership of Company Securities and Present Intentions with respect to the Offer" shows the number of Warrants owned by the directors of the Company, as well as the number of shares of Company common stock beneficially owned by such directors, persons or entities.

     Messrs. Hyatt, Kimmel and Lyle, former Algos stockholders who are members of our Board of Directors, may be deemed to beneficially own in the aggregate approximately 24% of the issued and outstanding Class A Warrants. Such individuals have indicated that they do not intend to tender any of such Warrants in the Offer, other than approximately 55,000 Class A Warrants over which Mr. Kimmel, in his capacity as trustee of a trust for the benefit of Mr. Hyatt's children, exercises dispositive and voting power and with respect to which he and his family members disclaim beneficial ownership. Holders of Warrants should be aware of such interests when considering whether to tender their Warrants pursuant to the Offer. See "-- Beneficial Ownership of Company Securities and Present Intentions with respect to the Offer."

     Several of our directors and executive officers also beneficially own shares of our common stock, options to purchase our common stock and/or other warrants to purchase our common stock. Information concerning these holdings is also set forth in the next section.

     Except for the proceeds from the tender of their Warrants and the quarterly fees paid to Board members who are not employees of the Company, no director or executive officer of the Company is entitled to receive any cash compensation directly attributable to the Offer.

BENEFICIAL OWNERSHIP OF COMPANY SECURITIES AND PRESENT INTENTIONS WITH RESPECT TO THE OFFER

     The following table sets forth information, based on reports filed by such persons with the SEC, with respect to beneficial ownership of Class A Warrants and Class B Warrants (collectively, the "subject securities") held by the directors, executive officers, and controlling persons of the Company, as well as information regarding the beneficial ownership of shares of common stock by such persons. Footnote (a) below provides a brief explanation of what is meant by "beneficial ownership."

                                  NUMBER OF
                                   CLASS A
                                  WARRANTS
                                 OR CLASS B                                             NUMBER     PERCENTAGE
                                  WARRANTS                    NUMBER                      OF           OF
                                  (SUBJECT     PERCENTAGE    OF ENDO     PERCENTAGE     COMMON       COMMON
NAME OF BENEFICIAL OWNER         SECURITIES)    OF CLASS     WARRANTS     OF CLASS      SHARES       SHARES
------------------------         -----------   ----------   ----------   ----------   ----------   ----------
DIRECTORS AND EXECUTIVE
  OFFICERS:
Carol A. Ammon(b)(c)...........           --                       (d)                       (d)
  President and Chief Executive
  Officer
Michael B. Goldberg(e).........           --                       (f)                       (f)
  Director
Michael Hyatt(g)...............    1,834,024       10.43%           --                 1,844,024       1.8%
  Director                          (Class A)    (Class A)

                                  NUMBER OF
                                   CLASS A
                                  WARRANTS
                                 OR CLASS B                                             NUMBER     PERCENTAGE
                                  WARRANTS                    NUMBER                      OF           OF
                                  (SUBJECT     PERCENTAGE    OF ENDO     PERCENTAGE     COMMON       COMMON
NAME OF BENEFICIAL OWNER         SECURITIES)    OF CLASS     WARRANTS     OF CLASS      SHARES       SHARES
------------------------         -----------   ----------   ----------   ----------   ----------   ----------
Roger H. Kimmel(h).............      908,526        5.18%           --                   918,526         *
  Director                          (Class A)    (Class A)
Frank J. Loverro(e)............           --                       (i)                       (i)
  Director
John W. Lyle(b)(j).............    1,430,216        8.13%           --                 1,344,416       1.3%
  Chairman of the Board and         (Class A)    (Class A)
  Director
Michael W. Mitchell(k).........           --                        --                    10,000         *
  Director
Joseph T. O'Donnell, Jr.(l)....           --                        --                    10,000         *
  Director
David I. Wahrhaftig(e).........           --                       (f)                       (f)
  Director
Mariann T. MacDonald(b)(c).....           --                       (d)                       (d)
  Executive Vice President,
  Operations
Caroline Berry Manogue(b)(c)...           --                        --                    27,389         *
  Senior Vice President,
  General                                                                                    (m)
  Counsel and Secretary
Jeffrey R. Black(b)(c).........           --                       (d)                       (d)
  Senior Vice President, Chief
  Financial Officer and
  Treasurer
David A.H. Lee, M.D.,
  PhD(b)(c)....................           --                       (d)                       (d)
  Senior Vice President, R&D
  and Regulatory Affairs
Peter A. Lankau (b)(c).........           --                        --                   166,519         *
  Senior Vice President,                                                                     (m)
  U.S. Business
OTHER PRINCIPAL STOCKHOLDERS:
Endo Pharma LLC(e).............           --                70,938,030      99.5%     70,196,017      68.8%
Kelso Investment Associates V,
  L.P. ........................           --                       (n)                       (n)
Kelso Equity Partners V,
  L.P. ........................           --                       (n)                       (n)
Kelso Partners V, L.P. ........           --                       (o)                       (o)
Joseph S. Schuchert............           --                       (f)                       (f)
Frank T. Nickell...............           --                       (f)                       (f)
Thomas R. Wall, IV.............           --                       (f)                       (f)
George E. Matelich.............           --                       (f)                       (f)
Frank K. Bynum, Jr.............           --                       (f)                       (f)
Phillip E. Berney..............           --                       (f)                       (f)
Greenwich Street Capital
  Partners, L.P................           --                       (r)                       (r)
Greenwich Street Capital
  Offshore Fund, Ltd...........           --                       (r)                       (r)

                                  NUMBER OF
                                   CLASS A
                                  WARRANTS
                                 OR CLASS B                                             NUMBER     PERCENTAGE
                                  WARRANTS                    NUMBER                      OF           OF
                                  (SUBJECT     PERCENTAGE    OF ENDO     PERCENTAGE     COMMON       COMMON
NAME OF BENEFICIAL OWNER         SECURITIES)    OF CLASS     WARRANTS     OF CLASS      SHARES       SHARES
------------------------         -----------   ----------   ----------   ----------   ----------   ----------
TRV Employees Fund.............           --                       (r)                       (r)
The Travelers Insurance
  Company......................           --                       (r)                       (r)
The Travelers Life and Annuity
  Company......................           --                       (r)                       (r)

---------------

 *   Represents less than 1%.

(a) "Beneficial ownership" is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person's name. The term also includes what is referred to as "indirect ownership," meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date that such person has the right to acquire within 60 days after such date.

(b) The business address for these persons is c/o Endo Pharmaceuticals Holdings Inc., 100 Painters Drive, Chadds Ford, Pennsylvania 19317.

(c) These amounts do not include any options that these individuals hold in the Endo Pharma LLC 1997 Stock Option Plans. Options exercised pursuant to the Endo Pharma LLC 1997 Stock Option Plan do not result in the issuance of additional shares of our common stock.

(d) Ms. Ammon, Ms. MacDonald, Mr. Black and Dr. Lee may be deemed to share beneficial ownership of shares of common stock and Endo Warrants owned of record by Endo Pharma LLC by virtue of the status of each of them as members of Endo Pharma LLC. Ms. Ammon, Ms. MacDonald, Mr. Black and Dr. Lee share investment and voting power along with the other members of Endo Pharma LLC with respect to securities owned by Endo Pharma LLC, but disclaim beneficial ownership of such securities except to the extent of each individual's pecuniary interest.

(e) The business address for Endo Pharma LLC is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.

(f) Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney may be deemed to share beneficial ownership of shares of common stock and Endo Warrants owned of record by Endo Pharma LLC by virtue of the status of Kelso Investment Associates V, L.P., or KIA V, and Kelso Equity Partners V, L.P., or KEP V, as members of Endo Pharma LLC. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney may be deemed to share beneficial ownership of securities owned of record by KIA V and KEP V, by virtue of the status of each of them as a general partner of the general partner of KIA V and as a general partner of KEP V. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment and voting power along with the other general partners with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities except to the extent of each individual's pecuniary interest.

(g) The business address for Mr. Hyatt is c/o Bear, Stearns & Co., Inc., 245 Park Avenue, New York, NY 10167. The number of Warrants includes (i) 829,551 Class A Warrants owned directly by Mr. Hyatt and (ii) 1,004,473 Class A Warrants held in trusts for which Mr. Hyatt serves as trustee and as to which Warrants Mr. Hyatt holds either the sole or the shared power of disposition or the power to vote. The number of Warrants excludes 221,333 Class A Warrants held in a trust for the benefit of the children of Mr. Hyatt, as to which Warrants Mr. Hyatt has neither the power of disposition nor the power to vote. This number of shares of common stock includes (i) 829,551 shares of common stock owned directly by Mr. Hyatt, (ii) 1,004,473 shares held in trusts for which Mr. Hyatt serves as trustee and as to which shares Mr. Hyatt holds either the sole or the shared power of disposition or the power to vote and (iii) options to purchase 10,000 shares of common stock under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan. The number of shares excludes 221,333 shares of common stock held in a trust for the benefit of the children of Mr. Hyatt, as to which shares Mr. Hyatt has neither the power of disposition nor the power to vote.

(h) The business address for Mr. Kimmel is c/o Rothschild, Inc., 1251 Avenue of the Americas, New York, NY 10022. The number of Warrants includes (i) 30,000 Class A Warrants owned directly by Mr. Kimmel and (ii) 878,526 Class A Warrants held in trusts for which Mr. Kimmel serves as trustee and as to which Warrants Mr. Kimmel holds either the sole or the shared power of disposition and power to vote. The number of Warrants excludes a total of 326,530 Class A Warrants held in trusts for the benefit of Mr. Kimmel's adult children, as to which Warrants Mr. Kimmel has neither the power of disposition nor the power to vote. The number of shares of common stock includes (i) 30,000 shares owned directly by Mr. Kimmel, (ii) 878,526 shares held in trusts for which Mr. Kimmel serves as trustee and as to which shares Mr. Kimmel holds either the sole or the shared power of disposition and power to vote and (iii) options to purchase 10,000 shares of common stock under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan. The number of shares excludes a total of 326,530 shares of common stock held in trusts for the benefit of Mr. Kimmel's adult children, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote.

(i) Mr. Loverro may be deemed to share beneficial ownership of shares of common stock and Endo Warrants owned of record by Endo Pharma LLC by virtue of the status of KIA V and KEP V, as members of Endo Pharma LLC. Mr. Loverro may be deemed to share beneficial ownership of shares of common stock owned of record by KIA V and KEP V, by virtue of his status as a limited partner of the general partner of KIA V and as a limited partner of KEP V. Mr. Loverro could be deemed to share investment and voting power along with the other partners with respect to securities owned by KIA V and KEP V, but disclaims beneficial ownership of such securities except to the extent of his pecuniary interest.

(j) The number of Warrants includes (i) 85,800 Class A Warrants owned directly by Mr. Lyle and (ii) 1,344,416 Class A Warrants owned by Karen Lyle, wife of Mr. Lyle, as to which Mr. Lyle disclaims beneficial ownership. The number of Warrants excludes (i) 38 Class A Warrants owned by Mr. Lyle's son, as to which Mr. Lyle also disclaims beneficial ownership and (ii) 655,000 Class A Warrants held in a trust for the benefit of the children of Mr. and Mrs. Lyle, as to which Warrants Mr. Lyle has neither the power of disposition nor the power to vote. The number of shares of common stock includes 1,344,416 shares of common stock owned by Karen Lyle, wife of Mr. Lyle, as to which Mr. Lyle disclaims beneficial ownership. The number of shares of common stock excludes (i) 38 shares owned by Mr. Lyle's son, as to which Mr. Lyle also disclaims beneficial ownership and (ii) 293,000 shares of common stock held in a trust for the benefit of the children of Mr. and Mrs. Lyle, as to which shares Mr. Lyle has neither the power of disposition nor the power to vote.

(k) The business address for Mr. Mitchell is c/o Morvillo, Abramowitz, Grand, Iason & Silberberg, PC, 565 Fifth Avenue, New York, NY 10017. This amount includes 10,000 options under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan.

(l) The business address for Mr. O'Donnell is Metzler Corporation, 399 Park Ave., 32nd Floor, New York, NY 10022. This amount includes 10,000 options under the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan.

(m) This amount includes options that each of Mr. Lankau and Ms. Manogue hold in the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan.

(n) As part of the 1997 acquisition of Endo from the then DuPont Merck Pharmaceutical Company, KIA V and KEP V acquired respectively 847,028 and 71,722 shares of our common stock, representing 77.0% and 6.5%, respectively of the 1,100,000 shares of our common stock then outstanding. Subsequent to the acquisition, KEP V transferred 500 shares to an affiliate of Kelso. KIA V and KEP V, due to their common control, could be deemed to beneficially own each other's shares, but disclaim this beneficial ownership. KIA V and KEP V have contributed all of their shares of common stock to Endo Pharma LLC in exchange for units in Endo Pharma LLC. KIA V and KEP V may be deemed to share beneficial ownership of shares of common stock and Endo Warrants owned of record by Endo Pharma LLC by virtue of their status as members of Endo Pharma LLC. KIA V and KEP V share investment and voting power along with the other members of Endo Pharma LLC with respect to securities owned by Endo Pharma LLC, but disclaim beneficial ownership of such securities except to the extent of its pecuniary interest.

(o) Kelso Partners V, L.P. ("KP V") may be deemed to share beneficial ownership of shares of common stock and Endo Warrants owned of record by Endo Pharma LLC by virtue of its status as a general partner of KIA V, which is a member of Endo Pharma LLC. KP V shares investment and voting power along with its general partners with respect to securities owned by Endo Pharma LLC, but disclaims beneficial ownership of such securities except to the extent of its pecuniary interest.

(p) The business address for this person is 500 Campus Drive, Suite 220, Florham Park, New Jersey 07932.

(q) Greenwich Street Capital Partners, L.P., Greenwich Street Capital Offshore Fund, Ltd., TRV Employees Fund, L.P., The Travelers Insurance Company and The Travelers Life and Annuity Company, could be deemed to beneficially own each other's shares, but disclaim this beneficial ownership.

(r) These entities may be deemed to share beneficial ownership of shares of common stock and Endo Warrants owned of record by Endo Pharma LLC by virtue of the status of each of them as members of Endo Pharma LLC, to the extent of each entity's pecuniary interest.

     Pursuant to lock-up agreements entered into in connection with the Company's offering of common stock on October 23, 2001, Endo Pharma LLC and the Company's executive officers and directors have agreed not to dispose of their common stock and Warrants before January 15, 2002, without the prior written consent of Salomon Smith Barney Inc., a joint book running manager of that offering. In connection with the Offer, the Company has obtained such consent on behalf of its directors who hold Warrants; this will enable those individuals to tender and dispose of their Warrants pursuant to the Offer. See "Special Factors to Consider -- Transactions and Arrangements Concerning the Company's
Securities -- Lock-Up Agreements."

     To the best of the Company's knowledge, after reasonable inquiry, Messrs. Hyatt, Kimmel and Lyle, directors of the Company and former Algos stockholders who may be deemed to beneficially own in the aggregate approximately 24% of the outstanding Class A Warrants, have indicated that they do not intend to tender any of such Warrants in the Offer, other than approximately 55,000 Class A Warrants over which Mr. Kimmel, in his capacity as trustee of a trust for the benefit of Mr. Hyatt's children, exercises dispositive and voting power and with respect to which he and his family members disclaim beneficial ownership.

TRANSACTIONS IN THE WARRANTS

     Based upon the Company's records and information provided the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries or affiliates nor any of its directors or executive officers, nor any associates of the foregoing, including the directors or executive officers of its subsidiaries, has effected any transactions in the Warrants during the sixty-day period prior to the date hereof.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMPANY'S SECURITIES

     Except with respect to the Lock-Up Agreements described below, the Company and its executive officers and directors are not party to any arrangement with respect to the Warrants that are the subject of the Offer. However, the Company, its officers and directors are, respectively, parties to the agreements involving other classes of the Company's securities. These arrangements are described below.

     Lock-Up Agreements. In connection with the Company's offering of 11.4 million shares of its common stock on October 23, 2001 and sale of 1,525,000 shares of its common stock to the underwriters of that offering on November 19, 2001, Endo Pharma LLC and the Company's officers and directors have agreed, subject to limited exceptions, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of the Company's common stock or any security convertible into or exercisable or exchangeable for common stock, including the Warrants, for a period of 90 days from October 17, 2001, without the prior written consent of the underwriters. In connection with the Offer, the Company has obtained such consent on behalf of its directors who hold Warrants; this will enable those individuals to tender and dispose of their Warrants pursuant to the Offer.

     In addition, the Company has agreed not to issue, sell or otherwise dispose of any shares of common stock for a period of 90 days from October 17, 2001, except that the Company may grant options to purchase common stock under certain stock option plans.

     Stockholders Agreements. With respect to the common stock of the Company, the Company, Endo Pharma LLC (our controlling stockholder) and certain affiliates of Kelso & Company entered into two stockholders agreements, one with certain of the Company's non-management employees, and another with substantially all of the Company's management employees. Under these agreements, Endo Pharma LLC has the right to repurchase the common stock held by the employee parties at its fair market value on termination of their employment with us, unless their employment is terminated for cause. If their employment is terminated for cause, the repurchase price is the lesser of fair market value and the price such employee paid for the stock. Endo Pharma LLC has a right of first refusal to purchase any shares of common stock that the employee parties wish to transfer.

     If Endo Pharma LLC wishes to sell in any transaction or series of transactions more than 25% of the stock it owned at the time of the merger between Endo and Algos Pharmaceutical Corporation (completed on July 17, 2000), other than through a broker or on a national securities exchange, it must include in such sale, at the option of each employee party to either of these agreements, the portion of such employee's shares that is equal to the portion the proposed number of shares bears to the number of shares then owned by Endo Pharma LLC and the remaining management or non-management employee stockholders, as the case may be, who are parties to the same agreement.

     If Endo Pharma LLC proposes at any time to transfer at least 60% of the common stock it then owns to a third party, it has the right to require employees who are party to either agreement to include in such transfer the portion of such stockholder's shares that is equal to the portion the proposed number of sale shares bears to the number of shares then owned by Endo Pharma LLC and the remaining management or non-management employee stockholders, as the case may be, who are parties to the same agreement.

     Option Plans. In order to ensure that the exercise of employee stock options that were outstanding prior to the Company's merger with Algos would only affect holders of the Company's common stock that held these shares prior to the acquisition of Algos, the Company agreed with Endo Pharma LLC that those employee stock options would be exercisable only into shares of common stock that are held by Endo Pharma LLC. These plans are titled: "Endo Pharma LLC 1997 Amended and Restated Employee Stock Option Plan," "Endo Pharma LLC Amended and Restated 2000 Supplemental Executive Stock Option Plan" and "Endo Pharma LLC Amended and Restated 2000 Supplemental Employee Stock Option Plan."

     Tax Sharing Agreement. Under U.S. federal income tax law, the exercise of the options by employees of the Company for shares of Company common stock held by Endo Pharma LLC generally will result in compensation deductions to the Company. In general, to the extent that the Company is permitted to deduct these amounts in computing its income tax liability, its income tax liability would be reduced. Because Endo Pharma LLC (and not the Company) will provide the shares issued upon the exercise of the options, the Company, Endo Inc. and Endo Pharma LLC entered into an agreement under which, in general, the Company will pay to Endo Pharma LLC the amount of the tax benefits the Company receives as a result of the exercise of these current stock options into shares of common stock held by Endo Pharma LLC for the years in which these tax benefits arise. This agreement does not apply to the Endo Pharmaceuticals Holdings Inc. 2000 Stock Incentive Plan.

     Kelso Side Letter. Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., which were the Company's majority stockholders prior to the acquisition of Algos, and which now collectively own approximately 85.8% of Endo Pharma LLC, agreed in a binding letter agreement with the Company and Algos Pharmaceutical Corporation, dated November 26, 1999, that, until July 17, 2002, they will not, and will not permit any of their affiliates to which they have transferred their shares of common stock, including Endo Pharma LLC (other than the Company or any of its subsidiaries), to sell their shares except pursuant to:

     - Rule 144 under the Securities Act,

     - an effective registration statement filed under the Securities Act,

     - privately negotiated sales to any person or group of affiliated persons that do not aggregate more than 5.0% of the issued and outstanding common stock at the time of the sale,

     - a transaction in which all of the Company's stockholders are permitted to participate on equal economic terms and on a pro rata basis in accordance with their ownership, or

     - any transfer, sale or distribution to any affiliate of these Kelso entities.

     In addition, these parties agreed that, until July 17, 2002, they would not engage in any transaction that would be a "going private" transaction within the meaning of Rule 13e-3 of the Exchange Act unless the holders of the majority of the then outstanding common stock not affiliated with either of these Kelso entities have approved the transaction by a vote or other action.

     Registration Rights Agreement. In connection with the formation of Endo Pharma LLC, the Company and Endo Pharma LLC entered into a registration rights agreement, providing Endo Pharma LLC with registration rights with respect to the shares of the Company's common stock owned by Endo Pharma LLC. The registration rights agreement provides, among other things, that Endo Pharma LLC, as a holder of such shares of common stock, is entitled to six demand registrations, and, together with its permitted transferees (as defined in the registration rights agreement), unlimited piggyback registrations. No piggyback registrations will be permitted, however, if a managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banker) determines in good faith and in writing that the participation in an incidental registration would adversely affect the offering, the marketability or the offering price of the securities to be sold by the Company in such registration. In addition, the Company is not required to effect any registration of common stock pursuant to the registration rights agreement that is incidental to the registration of any of the Company's securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or any executive, employee benefit or compensation plans.

     Pursuant to this registration rights agreement, the Company will pay all expenses in connection with demand and piggyback registration other than underwriting discounts, commissions and transfer taxes. This agreement will continue in effect until the earlier of (1) its termination by the consent of the Company and Endo Pharma LLC or their respective successors in interest and
(2) the date on which none of the Company's registrable securities (as defined in the registration rights agreement) remain outstanding.

     If Endo Pharma LLC demands that the Company register any of its shares for resale pursuant to its registration rights, certain employees and former employees holding a total of 187,442 shares are entitled to require the Company to include their shares in such registration statement, subject to customary cut-backs in the case of an underwritten offering.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain federal income tax consequences of the Offer relevant to a beneficial holder of Warrants whose Warrants are tendered and accepted for payment pursuant to the Offer. This discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following does not address the federal income tax consequences of certain categories of holders who may be subject to special rules (e.g., insurance companies, partnerships, tax-exempt organizations, holders who are neither citizens nor residents of the United States or which are foreign corporations or foreign estates or trusts as to the United States, dealers in securities, holders who received Warrants in connection with the performance of services and holders who acquired the Warrants as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to holders who do not hold the Warrants as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

     EACH HOLDER OF WARRANTS SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE RECEIPT OF CASH FOR ITS WARRANTS PURSUANT TO THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

     The receipt of cash for Warrants pursuant to the Offer will be a taxable transaction for federal income tax purposes. Although the matter is not free from doubt, for federal income tax purposes, a holder who receives cash in exchange for Warrants tendered in the Offer should generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in its Warrants tendered and accepted in the Offer. Such capital gain or loss will be long-term capital gain or loss if the holder has held the Warrants for more than one year at the time of the consummation of the Offer. For federal income tax purposes, net capital gain recognized by an individual holder (or an estate or certain trusts) upon a disposition of a Warrant that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Warrant that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses. In addition, gain or loss will be determined separately for each block of Warrants (i.e., Warrants acquired at the same cost in a single transaction) tendered pursuant to the Offer.

     Because there is no authority directly on point and alternative federal income tax characterizations of the Offer are possible, there can be no assurance that the Internal Revenue Service will agree with the federal income tax consequences described above. If the Internal Revenue Service were to successfully assert an alternative characterization of the Offer, it is possible that holders who exchange Warrants for cash in the Offer would be subject to federal income taxation on the entire amount of cash received in the Offer at either ordinary income or capital gains rates.

     Backup withholding will apply to a holder's exchange of Warrants pursuant to the Offer unless the tendering holder provides the Company with his or her correct taxpayer identification number ("TIN") or establishes a basis for exemption from backup withholding. If the Company is not provided with a correct TIN or an adequate basis for exemption, the holder may be subject to a penalty and such holder's exchange of Warrants pursuant to the Offer will be subject to backup withholding at the applicable rate. The backup withholding rate for payments made in 2001 is 30.5% with such rate decreasing gradually to 28% for payments made in 2006. If backup withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

FINANCING OF THE OFFER

     The Offer is not contingent on obtaining any financing. The Company expects that the total amount of funds required to purchase all Warrants validly tendered pursuant to the Offer, and to pay all related costs and expenses will be approximately $10,445,000. The Company will obtain the funds required to finance the purchase from cash on hand.

CERTAIN POSSIBLE EFFECTS OF THE OFFER

     Market for the Warrants. The purchase of Warrants pursuant to the Offer will reduce the number of Class A Warrants that might otherwise trade publicly and may reduce the number of holders of Class A Warrants. This could adversely affect the liquidity and market value of the remaining Class A Warrants held by the public.

     There is currently no public trading market with respect to the Class B Warrants, and all restrictions on transfer of the Class B Warrants will remain unchanged following the Offer.

     NASDAQ National Market Listing. The Company believes that any Class A Warrants not purchased pursuant to the Offer will continue to meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq National Market, which requires that the common stock of the issuer continue to be designated for listing on the Nasdaq National Market. The Company's common stock is currently designated for listing on the Nasdaq National Market (symbol: ENDP) and the Company believes that it will remain so listed in the future.

     If the Nasdaq National Market were to cease to publish quotations for the shares of the Company's common stock and, as a result, the Class A Warrants no longer were eligible for listing, it is possible that the Class A Warrants and the underlying common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Warrants and shares of common stock and the availability of such quotations would depend, however, upon such factors as the number of holders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Warrants on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

     Notwithstanding the foregoing, pursuant to the Warrant Agreement, the Company has agreed to take all actions necessary to maintain listing of the Class A Warrants on the principal securities exchanges within the United States, if any, on which the shares of the Company's common stock are listed. However, although Class A Warrants will remain listed, the reduction in the number of Class A Warrants that might otherwise trade publicly may have an adverse effect on the market price for, and liquidity of, the Class A Warrants.

     The Class B Warrants are not currently listed on the Nasdaq National Market or any other securities exchange, nor will untendered Class B Warrants be so listed following the Offer.

     Registration under U.S. Securities Laws. Registration of the Class A Warrants may be terminated under Section 12(g)(4) of the Exchange Act upon application of the Company to the SEC if the Class A Warrants are held by less than 300 holders of record. As of December 3, 2001, the Class A Warrants were held by only 154 holders of record. The number of holders of record of the Class A Warrants may decrease as a result of the Offer, and, accordingly, the Class A Warrants may continue to be eligible for termination of registration. While the Company would still be required to furnish information to its stockholders and the SEC by virtue of its other registered securities, including its common stock, the de-registration of the Class A Warrants might have an adverse effect on the market price for, or marketability of, the Class A Warrants.

     However, as described above under the heading "-- Nasdaq National Market Listing," the Company has agreed to maintain listing of the Class A Warrants on the principal securities exchanges within the United States, if any, on which the shares of the Company's common stock are listed; maintaining such listing would also require the Company to maintain registration of the Warrants. Accordingly, the Company does not intend to take any action to de-register the Warrants even if the option to do so remains available.

     The Class B Warrants are not registered with the SEC, nor will untendered Class B Warrants be registered following the Offer.

     Margin Regulations. The Class A Warrants are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Warrants. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Class A Warrants would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve System and therefore could no longer be used as collateral for loans made by brokers.

                                   THE OFFER

     The Company is offering to purchase up to 13,500,000 of the Company's outstanding Class A Warrants and any and all of the Company's outstanding Class B Warrants, at a price of $0.75 per Warrant, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth below in this Offer to Purchase and in the related Letter of Transmittal. The Offer is a tender offer by the Company to purchase at the Per Warrant Amount up to 13,500,000 Class A Warrants and any and all outstanding Class B Warrants tendered pursuant to the Offer, with the Company agreeing to pay for and purchase all Warrants tendered pursuant to the Offer, subject to the limits on tendered Class A Warrants and the proration provisions described below. As of December 3, 2001, there were 17,576,424 Class A Warrants issued and outstanding and 26,975 Class B Warrants issued and outstanding.

TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will purchase up to 13,500,000 Class A Warrants and any and all Class B Warrants, in each case validly tendered before the Expiration Date (as defined below) and not properly withdrawn in accordance with the procedures set forth under "-- Withdrawal Rights," at a purchase price of $0.75 per Warrant, net to the seller in cash.

     The Offer will expire on the Expiration Date. The "Expiration Date" shall mean 12:00 midnight, New York City time, on January 14, 2002, unless and until the Company, in its sole discretion, extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Offer is not conditioned on any minimum number of Warrants being tendered, but it is subject to certain other conditions described in the section of this document entitled "-- Conditions to the Offer." Subject to the applicable regulations of the Securities and Exchange Commission, the Company expressly reserves the right, subject to the terms of this Offer to Purchase, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Warrants were theretofore accepted for payment, payment for, any Warrants pending receipt of any regulatory approval specified in "-- Conditions to the Offer" or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Warrants if any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events specified in "-- Conditions to the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 13e-4(e), 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Company under such rules or the manner in which the Company may choose to make any public announcement, the Company currently intends to make announcements by issuing a press release to PR Newswire.

     If the Company extends the Offer, or if it is delayed in its payment for the Warrants or is unable to pay for Warrants pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Warrants on behalf of the Company, and such Warrants may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "The Offer -- Withdrawal Rights." However, the ability of the Company to delay the payment for Warrants that the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional tender offer materials and extend the Offer to the extent required by 13e-4(e), 14d-4(c), 14d-6(d) and 14e-1 promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. This release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of Warrants being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 promulgated under the Exchange Act. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Company increases the consideration offered to holders of Warrants pursuant to the Offer, such increased consideration will be paid to all holders whose Warrants are purchased in the Offer whether or not such Warrants were tendered prior to such increase.

     This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Warrants whose names appear on the Company's list of Warrant holders and will be furnished to brokers, dealers, commercial banks, trust companies or similar persons whose names, or the names of whose nominees, appear on the Company's Warrant holder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

NUMBER OF WARRANTS; PRORATION

     The Company is offering to purchase up to 13,500,000 of the Company's outstanding Class A Warrants and any and all of the Company's outstanding Class B Warrants, in each case if validly tendered and not properly withdrawn before the Expiration Date. If the number of Class A Warrants properly tendered and not properly withdrawn prior to the Expiration Date is less than or equal to 13,500,000, the Company will, upon the terms and subject to the conditions of the Offer, purchase all the Class A Warrants so tendered and not withdrawn. If more than 13,500,000 Class A Warrants have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase properly tendered and not properly withdrawn Class A Warrants on a pro rata basis. As the Company is offering to purchase any and all Class B Warrants, the proration provisions described in this section are not applicable to Class B Warrants.

     In the case of proration with respect to the Class A Warrants, the Company may make appropriate adjustments to avoid fractional purchases of Class A Warrants. The Company reserves the right to purchase all Class A Warrants validly tendered by a holder if, as a result of proration, such holder would otherwise own fractional Class A Warrants. If the Company exercises this right, it will increase the number of Class A Warrants that it is offering to purchase in the Offer by the number of Class A Warrants necessary to exercise this right and avoid fractional purchases.

     The Company does not expect that holders who tender their Class A Warrants will be subject to proration. However, in the event proration of tendered Class A Warrants is required, we will determine the final proration factor as soon as practicable following the Expiration Date. Proration for a holder tendering Class A Warrants shall be based on the ratio of the number of Class A Warrants properly tendered and not properly withdrawn by such holder to the total number of Class A Warrants properly tendered and not properly withdrawn by all Warrant holders.

     Because of the difficulty in determining the number of Warrants properly tendered, including Warrants tendered by guaranteed delivery procedures described under "-- Procedures for Tendering Warrants," and not properly withdrawn, we do not expect that we will be able to announce the final proration factor for Class A Warrants or commence payment for any Warrants purchased under the Offer until seven to ten business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. You may also obtain preliminary proration information from the Information Agent as well as from your broker.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR WARRANTS.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will purchase, by accepting for payment, and will pay for, as soon as practicable after the Expiration Date, up to 13,500,000 Class A Warrants and any and all Class B Warrants validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "The
Offer -- Withdrawal Rights." If less than 13,500,000 Class A Warrants are properly tendered and not withdrawn, all Class A Warrants that are properly tendered and not withdrawn will be purchased by the Company. Subject to applicable rules of the SEC, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Warrants in order to comply in whole or in part with any applicable law. See "-- Conditions to the Offer."

     In all cases, payment for Warrants accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Warrants or a timely Book Entry Confirmation (as defined below) with respect thereto, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Company will be deemed to have accepted for payment and thereby purchased Warrants properly tendered to the Company and not withdrawn, subject to the proration provisions, only if, as and when the Company gives oral or written notice to the Depositary of the Company's acceptance of such Warrants for payment pursuant to the Offer. In all cases, payment for Warrants accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Warrant holders for the purpose of receiving payments from the Company and transmitting payments to tendering Warrant holders.

     In the event of proration, we will determine the proration factor and pay for those tendered Warrants accepted for payment as soon as practicable after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for Warrants purchased until approximately seven to ten business days after the Expiration Date. If any tendered Warrants are not accepted for payment pursuant to the Offer for any reason (including proration), or if certificates submitted represent more Warrants than are tendered, certificates for Warrants not purchased or tendered will be returned to the tendering Warrant holder without expense to the tendering holder, or such other person as the tendering holder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Class A Warrants tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in "-- Procedures for Tendering Warrants," such Warrants will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering Warrant holder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Warrants delivered by book-entry transfer, any such Warrants not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Warrants were delivered.

     If, prior to the Expiration Date, the Company increases the consideration to be paid per Warrant pursuant to the Offer, the Company will pay the increased consideration for all Warrants purchased pursuant to the Offer, whether or not such Warrants were tendered prior to the increase in consideration.

PROCEDURES FOR TENDERING WARRANTS.

     Valid Tender. For Warrants to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer for uncertificated Class A Warrants, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the certificates evidencing tendered Warrants along with the Letter of Transmittal must be received by the Depositary or uncertificated Class A Warrants must be tendered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering Warrant holder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer for Class A Warrants. The Depositary will establish an account with respect to the Class A Warrants at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Class A Warrants by causing the Book-Entry Transfer Facility to transfer such Class A Warrants into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Class A Warrants may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of Class A Warrants into the Depositary's account at the Book-Entry Transfer Facility (a "Book-Entry Confirmation"), which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Class A Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Class B Warrants are not eligible for book-entry transfer through the Book-Entry Transfer Facility.

     THE METHOD OF DELIVERY OF WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF CLASS A WARRANTS, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required by the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Warrants tendered therewith who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Warrants are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution.

     If the certificates for tendered Warrants are registered in the name of a person other than the signer of the accompanying Letter of Transmittal, or if payment is to be made, or certificates for Warrants not tendered or not accepted for payment or not tendered are to be returned to a person other than the registered holder of the certificate surrendered, then the tendered certificates for such Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 3 and 5 to the Letter of Transmittal. Notwithstanding the foregoing, Class B Warrants will only be accepted for tender from the record holders of such Class B Warrants whose names appear on the Company's list of Class B Warrant holders, or from their permitted transferees described in the warrant agreement governing the Class B Warrants.

     Guaranteed Delivery. If a holder desires to tender Warrants pursuant to the Offer and such holder's Warrant certificates are not immediately available or, in the case of Class A Warrants, the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, a holder's Warrants may nevertheless be tendered if all of the following conditions are met:

     - the tender is made by or through an Eligible Institution;

     - prior to the Expiration Date, the Depositary receives a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company; and

     - the certificates for (or a Book-Entry Confirmation with respect to) such Warrants, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Binding Agreement. The Company's acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Warrants pursuant to any of the procedures described above will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of any Warrants determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Warrants may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive any conditions of the Offer or any defect or irregularity in any tender of Warrants, whether or not similar defects or irregularities are waived in the case of other holders of Warrants. No tender of Warrants will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.

     The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering Warrant holder irrevocably appoints, with respect to the Warrants purchased by the Company, designees of the Company as such holder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such holder's rights with respect to the Warrants tendered thereby and accepted for payment by the Company and with respect to any and all non-cash dividends, distributions, rights, other Warrants, shares of common stock or other securities issued or issuable in respect of such purchased Warrants, if any (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Warrants. Such appointment will be effective if, when and only to the extent that the Company accepts such Warrants for payment pursuant to the Offer. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by the Company of Warrants tendered in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such holder with respect to such Warrants (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such holder (and, if given, will not be deemed effective). The designees of the Company will, with respect to the Warrants purchased by the Company, thereby be empowered to exercise all voting and other rights of such Warrant holder as they in their sole discretion deem proper at any annual, special adjourned or postponed meeting of the Company's security holders, by written consent or otherwise and the Company reserves the right to require that, in order for Warrants to be deemed validly tendered, immediately upon the Company's acceptance for payment of such Warrants, the Company must be able to exercise full voting, consent and other rights with respect to such Warrants (and any and all Distributions).

     Backup Withholding. To prevent backup federal income tax withholding with respect to payment of the purchase price of Warrants purchased pursuant to the Offer, a tendering Warrant holder, or its assignee (in either case, the "Payee"), must provide the Depositary with such holder's correct taxpayer identification number and certify that such holder is not subject to backup federal income tax withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. If backup withholding applies with respect to a Warrant holder, the Depositary is required to withhold and deposit with the Internal Revenue Service 31% of any payments made to such Warrant holder. Certain stockholders (including all corporations and certain foreign individuals) are exempt from backup withholding. In order for a foreign holder to qualify as an exempt recipient, the holder must submit an IRS Form W-8, signed under penalties of perjury, attesting to the holder's exempt status. See Instruction 9 to the Letter of Transmittal.

WITHDRAWAL RIGHTS

     Tenders of Warrants made pursuant to the Offer are irrevocable, except that Warrants may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Company pursuant to the Offer, may also be withdrawn at any time after February 11, 2002, or at such later time as may apply if the Offer is extended.

     If the Company extends the Offer, is delayed in its acceptance for payment of, or payment for, Warrants or is unable to accept for payment or pay for Warrants pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Warrants, and such Warrants may not be withdrawn except to the extent tendering Warrant holders are entitled to exercise, and duly exercise, withdrawal rights as described in this section entitled
"-- Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by law. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF WARRANTS BE PAID BY THE COMPANY, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Warrants. If the certificates for the Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Warrants have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Warrants have been tendered pursuant to the procedures for book-entry transfer as set forth in "-- Procedures for Tendering Warrants," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Warrants.

     Any Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Warrants may be re-tendered by again following one of the procedures described in "-- Procedures for Tendering Warrants" at any time prior to the Expiration Date.

PRICE RANGE OF THE WARRANTS

     The Class A Warrants are listed and traded on the Nasdaq under the symbol "ENDPW." There is no public market for the Class B Warrants. The following table sets forth, for the quarters indicated, the high and low closing sales prices for the Class A Warrants on the Nasdaq National Market:

                                                               HIGH       LOW
                                                              -------   -------
2000:
  Third Quarter ended September 30, 2000....................  $  3.75   $ 1.875
  Fourth Quarter ended December 31, 2000....................   2.1875      0.25
2001:
  First Quarter ending March 31, 2001.......................  $0.4375   $0.1875
  Second Quarter ended June 30, 2001........................     0.63      0.25
  Third Quarter ended September 30, 2001....................     0.54      0.13
  Fourth Quarter (through December 4, 2001).................     0.39      0.15

     On December 4, 2001, the last full trading day prior to the commencement of the Offer, the reported closing price on the Nasdaq for the Class A Warrants was $0.27 per Warrant. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE WARRANTS BEFORE TENDERING ANY WARRANTS PURSUANT TO THE OFFER.

EFFECT OF THE OFFER ON THE MARKET FOR THE WARRANTS

     The purchase of Warrants pursuant to the Offer will reduce the number of Class A Warrants that might otherwise trade publicly and the number of holders of Class A Warrants, and could thereby adversely affect the liquidity and market value of the remaining Class A Warrants held by the public and have other consequences with respect to Nasdaq listing and Exchange Act registration. The Class B Warrants are not currently publicly traded, nor will they be following the Offer. See "Special Factors to Consider -- Certain Possible Effects of the Transactions."

CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The Company is a Delaware corporation with its principal executive offices located at 100 Painters Drive, Chadds Ford, Pennsylvania 19317. The Company is a specialty pharmaceutical company with market leadership in pain management. The Company's portfolio of branded products includes established brand names such as Percocet(R), Lidoderm(R), Percodan(R) and Zydone(R). The Company is also active in the development of new products to address acute, chronic and neuropathic pain conditions by treating moderate-to-severe pain. The Company's products in development include MorphiDex(R), a patented combination of morphine and the NMDA (N-methyl-D-aspartate) receptor antagonist, dextromethorphan, which is currently in Phase III clinical trials.

     All information concerning the Company contained in this Offer to Purchase has been furnished by the Company.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and is required to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy and information statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy and information statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the SEC's EDGAR System. In addition, you may also request a copy of these filings, at no cost, by writing or telephoning as follows: 100 Painters Drive, Chadds Ford, PA 19317, Attention: Chief Financial Officer or (610) 558-9800.

     Incorporation of Certain Information by Reference. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this Offer to Purchase. Accordingly, we incorporate by reference:

     - our annual report on Form 10-K for the year ended December 31, 2000;

     - our information statement on Schedule 14C for our 2001 annual stockholders' meeting;

     - our quarterly reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 2001;

     - our current reports on Form 8-K dated March 15, 2001, March 23, 2001, May 14, 2001, August 31, 2001, September 5, 2001, September 10, 2001,
       November 13, 2000, November 16, 2001, November 20, 2001 and November 27, 2001;

     - our registration statement on Form S-3 dated October 18, 2001.

     All documents which we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the Offer shall be deemed to be incorporated by reference into this Offer to Purchase from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption "Available Information."

CONDITIONS TO THE OFFER

     The Offer is not subject to any minimum number of Warrants being tendered.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Company's rights to extend and amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Company's obligation to pay for or return tendered Warrants promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Warrants, and may terminate or amend the Offer as to any Warrants not then paid for, if at any time before the scheduled expiration date of the Offer, any of the following events shall occur or shall have occurred:

     - there shall be threatened or pending any suit, action or proceeding by any governmental entity or third party:

      - challenging the acquisition by the Company of any Warrants under the Offer or seeking to restrain or prohibit the making or consummation of the Offer

      - seeking to impose material limitations on the ability of the Company, or rendering the Company unable, to accept for payment, pay for or purchase some or all of the Warrants pursuant to the Offer, or cancel the Warrants after the purchase thereof

      - which otherwise is reasonably likely to have a material adverse effect on the consolidated financial condition, businesses or results of operations of the Company and its subsidiaries, taken as a whole; or

     - there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer, or any other action shall be taken by any governmental entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to above; or

     - there shall have occurred:

      - any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of ten consecutive hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions);

      - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

      - a commencement of a war or other international or national calamity directly involving the United States;

      - any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions;

      - a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; or

      - in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which in the judgment of the Company, reasonably exercised, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Warrants.

     The foregoing conditions are for the sole benefit of the Company, may be waived by the Company, in whole or in part, at any time and from time to time in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

CERTAIN LEGAL MATTERS

     The Company is not aware of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Warrants by the Company pursuant to the Offer or otherwise. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought.

     While, except as otherwise described in this Offer to Purchase, the Company does not presently intend to delay the acceptance for payment of, or payment for, Warrants tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's businesses, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Company could decline to accept for payment, or pay for, any Warrants tendered. See "The
Offer -- Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

PERSONS RETAINED OR COMPENSATED IN CONNECTION WITH THE OFFER

     The Company has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Warrants by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to the beneficial owners of Warrants. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     The Company has retained The Bank of New York as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, the Company has not engaged any other person for soliciting tenders of Warrants pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers.

MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Warrants pursuant thereto, the Company will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Warrants in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Company has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in "The Offer -- Certain Information Concerning the Company" of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          ENDO PHARMACEUTICALS HOLDINGS INC.

December 5, 2001

     The Letter of Transmittal, manually signed, and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

  By Overnight Courier and by
              Hand
  Delivery after 4:30 p.m. on
       Expiration Date:         By Hand Delivery to 4:30 p.m.:    By Registered or Certified
                                                                             Mail:
     The Bank of New York            The Bank of New York            The Bank of New York
c/o United States Trust Company c/o United States Trust Company c/o United States Trust Company
          of New York                     of New York                     of New York
  30 Broad Street, 14th Floor      30 Broad Street, B-Level              P.O. Box 112
    New York, NY 10004-2304         New York, NY 10004-2304          Bowling Green Station
                                                                    New York, NY 10274-0112
                                       Telephone Number:
                                        (800) 548-6565
                                       Facsimile Number:
                                    (212) 422-0183 or (646)
                                           458-8104

                    The Information Agent for the Offer is:

                                 MACKENZIE LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                       Email: proxy@mackenziepartners.com